UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): January 24, 2008
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On January 24, 2008, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting preliminary unaudited net income for the year ended December 31, 2007 of approximately $10.0 million, or $1.15 per share, on approximately 8.7 million weighted average shares outstanding, compared with net income of $10.3 million, or $1.18 cents per share in 2006 (adjusted for a 3-for-2 split that occurred in December 2007). A significant reason for the year-over-year earnings difference is the company’s gains from the sale of two equity investments in startup banks in 2006. In 2007, gains from equity investment sales were $2.7 million compared with $4.3 million in 2006.
     Mercantile plans to announce more detailed annual and quarterly financial information and discuss its outlook for 2008 in early February.
     Total assets rose to $1.6 billion at December 31, 2007, up significantly from $1.4 billion a year ago as a result of organic growth and the acquisition of HNB Financial Services, Inc. in September 2007. The company’s loan portfolio grew to $1.2 billion at the close of 2007 compared with $1.0 billion at the end of 2006.
     Interest and dividend income of $95.9 million for 2007 increased considerably from $76.2 million in 2006, fueled by greater income from commercial and residential real estate loans. Non-interest income for 2007 was approximately $13.9 million – on-par with non-interest income in 2006. However, excluding the gains from the sale of equity investments, non-interest income rose significantly in 2007 as customer service fees and income from the company’s growing equity brokerage and trust businesses grew year-over-year.
     The full text of the preliminary earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
Note: The information in this report provided in Item 2.02 is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements And Exhibits
(c)	Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on January 24, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

By:	/s/ Ted T. Awerkamp

Name:	Ted T. Awerkamp
Title:	President, and Chief Executive Officer
Date: January 24, 2008

3